Exhibit 99.1

[STK] GSLI LSI.
[IN] CPR SEM
[SU] ERN CCA MAV
TO BUSINESS AND TECHNOLOGY EDITORS:

   GSI Lumonics Announces Fourth Quarter and Fiscal 2003 Financial Results

    BILLERICA, Mass., Feb. 26 /PRNewswire-FirstCall/ -- GSI Lumonics Inc., (Nasdaq: GSLI and TSX: LSI), a major supplier of precision components, lasers and laser systems, today announced financial results for the fourth quarter and for the twelve months ended December 31, 2003. (All data are expressed in U.S. GAAP and in U.S. dollars.)

    Fourth Quarter Results
    * Sales were $54.9 million for the fourth quarter of 2003, compared to $45.1 million for the same period in 2002; an increase of 21.7%
    * Net income was $2.5 million, or $0.06 per diluted share for the fourth quarter, compared with a loss of $4.6 million, or $0.11 per diluted share, for the same period last year.
    * Bookings were $56.3 million (excluding Westwind) for the quarter, an increase of 72% over the same period in 2002
    * Backlog was $74.6 million at the end of the fourth quarter, compared to $41.8 million for the same period in 2002. The Westwind acquisition contributed $23.1 million to the backlog at the end of December, 2003.
    * Gross margin for the quarter just ended 2003 was 39.1% of sales, compared to 29.7% for the same period in 2002.
    * Cash flow from operations was $13.9 million for the fourth quarter, as compared to $9.6 million for the same quarter in 2002.
    * Cash and investments totaled $107.3 million as of December 31, 2003.

    The December 2003 acquisition of Westwind Air Bearings Ltd., a manufacturer of high precision rotary motion components, contributed $2.5 million of revenue for the fourth quarter. "The Westwind acquisition is expected to be accretive to earnings in the first quarter of 2004," said Charles Winston, President and CEO. "Its significant presence in PCB manufacturing has been beneficial as the electronics industry is growing."
    Geographically, sales for the fourth quarter of 2003 were as follows: approximately 47% in the Americas, 39% in Asia-Pacific, including Japan, and 14% in Europe. For the same period in 2002, sales were distributed as follows: 50% in the Americas, 34% in Asia-Pacific, including Japan, and 16% in Europe.
    "We are experiencing improved demand in all three segments of our business in this most recent quarter," said Mr. Winston. "There appears to be a gradual economic recovery driven initially by the consumer electronic markets, and more recently joined by the business sector stimulating demand for manufacturing equipment which requires our components, lasers and systems. We are maintaining a cautiously optimistic approach to the recovery as we continue to focus on cost controls and operational efficiency improvements."
    For the fiscal year 2003, sales rose 16.7% to $185.6 million from $159.1 million in 2002. The 2003 net loss of $2.2 million, or $0.05 per diluted share was an improvement of $25.5 million over the loss of $27.7 million, or $0.68 per diluted share for 2002. Increased revenues, combined with operating expense reductions of $13.9 million were the primary factors to this performance improvement.

    Operating expenses for the fourth quarter 2003 included $0.7 million for a pension plan underfunding (the plan was frozen in 2003) and $0.7 million reported as restructuring costs for excess facilities in Munich, Germany. The Company expensed $0.4 million related to the resolution of a legal matter.
    As of December 31, 2003, headcount was 1,067, up from 793 at year-end 2002. This increase was mainly due to the acquisitions of Spectron laser product lines, DRC's Encoder division and Westwind Air Bearings.

    Business Segment Reporting
    In comparing the fourth quarter sales in 2003 with the same period in 2002:
    * Laser Systems' increase of $5.1 million is attributed mostly to trim and test equipment.
    * The Laser group increase of $2.7 million was from JK series product and the acquired Spectron products.
    * The Components segment increase of $3.6 million was generated from the Westwind and DRC acquisitions.

    The Laser Systems segment contributed an operating profit of $5.1 million for the fourth quarter 2003, as compared to a loss of $2.4 million in the same period last year. This improvement was generated by a combination of higher sales volume, margin improvements and lower operating expenses in the fourth quarter 2003, as compared to the same period in 2002. Operating expenses were $1.5 million lower in the Laser Systems segment in the fourth quarter 2003 compared to the same quarter in 2002.
    The Laser group had operating income of $1.0 million in the fourth quarter 2003 versus a loss of $0.5 million in the same period last year, driven primarily by increased sales volume and margin improvement.
    The Components segment reported operating income of $3.7 million for the fourth quarter 2003. This was a decrease of $0.2 million from the same period last year. The decrease in operating income was caused by higher material and operating costs.

    Financial Condition
    At December 31, 2003, cash, cash equivalents, short-term investments and other investments totaled $107.3 million, compared to $150.0 million at December 31, 2002. The Company continues to operate debt-free. During the fourth quarter 2003, the acquisition of Westwind Air Bearings was completed requiring a net cash outlay of $34.9 million. Cash flow from operations was $13.9 million for the fourth quarter in 2003, driven by tax refunds and increased payables and accruals. These were partially offset by growth in receivables. In the fiscal year 2003, cash flow from operations was $22.0 million versus $11.7 million in the prior year.

              -------------------------------------------------

    GSI Lumonics will host a conference call for investors on Thursday, February 26, 2004, at 5:00 p.m. Eastern Time. To participate, call 800-901-5226 (within the US and Canada) and 617-786-4513 (for international callers) no earlier than 4:50 p.m. Eastern Time and no later than 4:55 p.m. Eastern Time and identify yourself to the operator with the participant code of 42351320. A replay of the call will be available one hour after the call ends to midnight, March 8, 2004 by dialing 888-286-8010 (within the US and Canada) or 617-801-6888 (for international callers). The access code is 83226597.
    The conference call also will be broadcast live over the Internet in listen-only mode. For live webcasting, go to: http://www.firstcallevents.com/service/ajwz399482981gf12.html at least 15 minutes prior to the call in order to register, download and install any necessary software. The call will be archived on the above web site until midnight, March 8, 2004.
    GSI supplies precision motion control components, lasers and laser-based advanced manufacturing systems to the global medical, semiconductor, electronics, and industrial markets. GSI Lumonics' common shares are listed on Nasdaq (GSLI) and The Toronto Stock Exchange (LSI).

    Certain statements in this news release may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. These forward-looking statements may relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, tax issues and other matters. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "objective" and other similar expressions. Readers should not place undue reliance on the forward-looking statements contained in this news release. Such statements are based on management's beliefs and assumptions and on information currently available to management and are subject to risks, uncertainties and changes in condition, significance, value and effect. Other risks include the fact that the Company's sales have been and are expected to continue to be dependent upon customer capital equipment expenditures, which are, in turn, affected by business cycles in the markets served by those customers. Other factors include volatility in the semiconductor industry, the risk of order delays and cancellations, the risk of delays by customers in introducing their new products and market acceptance of products incorporating subsystems supplied by the Company, similar risks to the Company of delays in its new products, our ability to continue to reduce costs and capital expenditures, our ability to focus R&D investment and other risks detailed in reports and documents filed by the Company with the United States Securities and Exchange Commission and with securities regulatory authorities in Canada. Such risks, uncertainties and changes in condition, significance, value and effect, many of which are beyond the Company's control, could cause the Company's actual results and other future events to differ materially from those anticipated. The Company does not, however, assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.
    For more information contact: Investor Relations, 613-224-4868, Ann Dempsey, (ext. 5632)


                              GSI LUMONICS INC.
                   CONSOLIDATED BALANCE SHEETS (unaudited)
      (U.S. GAAP and in thousands of U.S. dollars, except share amounts)

                                                  December 31,  December 31,
                                                      2003           2002
                                  ASSETS
    Current
     Cash and cash equivalents                       $64,035        $83,633
     Short-term investments                           39,562         28,999
     Accounts receivable, less allowance
      of $4,465 (December 31, 2002 - $2,681)          53,040         33,793
     Income taxes receivable                           4,839          8,431
     Inventories                                      43,916         39,671
     Deferred tax assets                               5,507          9,763
     Other current assets                              8,048          4,448
      Total current assets                           218,947        208,738

    Property, plant and equipment, net of
     accumulated depreciation of $22,305
     (December 31, 2002 - $21,453)                    52,982         26,675
    Deferred tax assets                                6,642          7,443
    Other assets                                       2,297          3,360
    Long-term investments                              3,743         37,405
    Intangible assets, net of amortization of
     $21,924 (December 31, 2002 - $16,217)            23,985         13,467
                                                    $308,596       $297,088
                     LIABILITIES AND STOCKHOLDERS' EQUITY
    Current
     Accounts payable                                $18,218         $9,235
     Accrued compensation and benefits                 7,424          6,523
     Other accrued expenses                           18,451         20,845
      Total current liabilities                       44,093         36,603

    Deferred compensation                              2,162          2,129
    Accrued minimum pension liability                  1,553          3,875
      Total liabilities                               47,808         42,607
    Commitments and contingencies
    Stockholders' equity
     Common shares, no par value; Authorized
      shares: unlimited; Issued and
      outstanding: 40,927,499
      (December 31, 2002 - 40,785,922)               305,512        304,713
     Additional paid-in capital                        2,800          2,592
     Accumulated deficit                            (43,440)       (41,270)
     Accumulated other comprehensive loss            (4,084)       (11,554)
      Total stockholders' equity                     260,788        254,481
                                                    $308,596       $297,088


                              GSI LUMONICS INC.
              CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
    (U.S. GAAP and in thousands of U.S. dollars, except per share amounts)

                             Three months ended         Twelve months ended
                        December 31,  December 31, December 31, December 31,
                            2003          2002         2003         2002

    Sales                  $54,879      $45,099     $185,561     $159,070

    Cost of goods sold      33,425       31,691      117,084      109,876

    Gross profit            21,454       13,408       68,477       49,194

    Operating expenses:
     Research and
      development            3,441        4,335       13,895       19,724
     Selling, general and
      administrative        13,216       12,585       48,952       56,203
     Amortization of
      purchased intangibles  1,602        1,300        5,657        5,135
     Restructuring             777        2,297        3,228        6,448
     Other                    (10)          228          831      (1,021)
      Total operating
       expenses             19,026       20,745       72,563       86,489

    Income (loss) from
     operations              2,428      (7,337)      (4,086)     (37,295)

     Other income (expense)     39        (424)          103        (628)
     Interest income           285        1,037        1,886        2,744
     Interest expense         (73)        (161)        (202)        (701)
     Foreign exchange
      transaction gains
      (losses)               (178)        (550)          451        (825)
     Income (loss) before
      income taxes           2,501      (7,435)      (1,848)     (36,705)

    Income tax expense
     (benefit)                   -      (2,858)          322      (8,981)
    Net income (loss)       $2,501     $(4,577)     $(2,170)    $(27,724)

    Net income (loss)
     per common share:
     Basic                   $0.06      $(0.11)      $(0.05)      $(0.68)
     Diluted                 $0.06      $(0.11)      $(0.05)      $(0.68)

    Weighted average common
     shares outstanding
     (000's)                40,899       40,729       40,837       40,663
    Weighted average common
     shares outstanding
     and dilutive potential
     common shares (000's)  41,629       40,729       40,837       40,663


                              GSI LUMONICS INC.
              CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                 (U.S. GAAP and in thousands of U.S. dollars)

                            Three months ended          Twelve months ended
                        December 31, December 31,  December 31, December 31,
                            2003        2002          2003         2002
    Cash flows from operating activities:
    Net income (loss)       $2,501     $(4,577)     $(2,170)    $(27,724)
    Adjustments to
     reconcile net loss to
     cash provided by
     (used in) operating
     activities:
     Loss (gain) on disposal
      of assets               (39)            -          382           62
     Reduction of long-lived
      assets                     -        1,380            -        2,510
     Depreciation and
      amortization           2,975        2,593       10,439       10,919
     Stock based compensation  208            -          208            -
     Realized loss (gain)
      on derivatives         (179)            -            -            -
     Deferred income taxes   1,502        3,388        1,502        4,267
    Changes in current
     assets and liabilities:
     Accounts receivable   (2,464)        3,578      (6,216)        9,356
     Inventories             1,734       12,595        8,271       19,632
     Other current assets     (18)          235      (1,047)          840
     Accounts payable,
      accrued expenses, and
      taxes (receivable)
      payable                7,673      (9,614)       10,458      (8,145)
     Cash provided by
      operating activities  13,893        9,578       21,827       11,717

    Cash flows from investing activities:
     Acquisitions of
      businesses          (35,346)            -     (44,298)            -
     Purchase of leased
      buildings                  -            -     (18,925)            -
     Sale of assets              -            -          847            -
     Other additions to
      property, plant and
      equipment, net         (885)        (521)      (2,699)      (2,952)
     Maturities of
      short-term and
      long-term investments 26,100       21,323      188,990      110,014
     Purchases of short-term
      and long-term
      investments         (11,492)      (7,221)    (165,547)    (132,877)
     (Increase) Decrease
      in other assets        (381)        (171)         (23)        1,979
    Cash provided by
     (used in) investing
      activities          (22,004)       13,410     (41,655)     (23,836)

    Cash flows from financing activities:
     Payments of bank
      indebtedness               -      (9,984)            -      (6,441)
     Repayment of long-term
      debt                       -            -            -      (3,000)
     Issue of share capital    292          407          799        1,209
    Cash provided by (used in)
     financing activities      292      (9,577)          799      (8,232)

    Effect of exchange rates
     on cash and cash
     equivalents           (2,195)          958        (569)        1,025
    Increase (decrease)
     in cash and cash
     equivalents          (10,014)       14,369     (19,598)     (19,326)
    Cash and cash
     equivalents,
     beginning of period    74,049       69,264       83,633      102,959
    Cash and cash
     equivalents, end of
     period                $64,035      $83,633      $64,035      $83,633


                              GSI LUMONICS INC.
                 Consolidated Analysis By Segment (unaudited)
                         (thousands of U.S. dollars)

                             Three months ended        Twelve months ended
                        December 31,  December 31, December 31, December 31,
                            2003          2002         2003         2002
    Sales:
    Components             $21,504      $17,912      $73,762      $70,436
    Laser Group              9,300        6,612       33,412       23,748
    Laser Systems           25,785       20,769       82,687       65,906
    Intersegment sales
     elimination           (1,710)        (194)      (4,300)      (1,020)
    Total                  $54,879      $45,099     $185,561     $159,070

    Segment income (loss)
     from operations:
    Components              $3,748       $3,894      $15,665      $16,763
    Laser Group                954        (489)        1,071      (5,010)
    Laser Systems            5,139      (2,381)        8,042     (18,732)
    Total by segment         9,841        1,024       24,778      (6,979)
    Unallocated amounts:
     Corporate expenses      5,044        4,536       19,148       19,754
     Amortization of
      purchased intangibles  1,602        1,300        5,657        5,135
     Restructuring             777        2,297        3,228        6,448
     Other                    (10)          228          831      (1,021)
    Income (loss) from
     operations             $2,428     $(7,337)     $(4,086)    $(37,295)


                              GSI LUMONICS INC.
         Consolidated Sales Analysis By Geographic Region (unaudited)
                          (millions of U.S. dollars)

    Revenues are attributed to geographic areas on the basis of the bill to customer location. Not infrequently, equipment is sold to large international companies, which may be headquartered in Asia-Pacific, but the sales of our systems are billed and shipped to locations in the United States. These sales are therefore reflected in United States totals in the table below.

                                           Three months ended
                              December 31, 2003           December 31, 2002
    (in millions)             Sales     % of Total      Sales    % of Total

    North America            $25.0          46%        $22.0          49%
    Latin and South America    0.4            1          0.6            1
    Europe                     7.9           14          7.4           16
    Japan                     11.1           20         12.4           28
    Asia-Pacific, other       10.5           19          2.7            6
     Total                   $54.9         100%        $45.1         100%


                                           Twelve months ended
                              December 31, 2003           December 31, 2002
    (in millions)             Sales     % of Total       Sales    % of Total

    North America            $93.4          50%        $96.6          60%
    Latin and South America    1.1            1          1.2            1
    Europe                    27.4           15         25.8           16
    Japan                     36.1           19         23.5           15
    Asia-Pacific, other       27.6           15         12.0            8
     Total                  $185.6         100%       $159.1         100%

SOURCE  GSI Lumonics Inc.
    -0-                             02/26/2004
    /CONTACT: Ann Dempsey, Investor Relations of GSI Lumonics Inc., +1-613-224-4868, ext. 5632/
    /Company News On-Call:  http://www.prnewswire.com/comp/107189.html/
    (GSLI LSI.)

CO:  GSI Lumonics Inc.
ST:  Massachusetts
IN:  CPR SEM
SU:  ERN CCA MAV